Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Full Year 2018 Results

Disciplined execution and ongoing initiatives result in record profit, strong cash flow and significant debt reduction

February 28th, 2019 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the fourth quarter ending December 31, 2018.

Commenting on the results, CEO Chad Crow remarked, “We generated strong financial results in 2018, delivering record sales, Adjusted EBITDA and net income despite a volatile market. We continued to show double-digit growth in value-added products, partnering with our customers in joint efforts to reduce construction costs and help mitigate labor shortages. Our team also made significant progress on our operational excellence initiatives, driving towards a more agile and efficient operating platform. I am particularly proud of our free cash flow generation as we achieved net financial debt to Adjusted EBITDA of 3.1x, fulfilling the last strategic milestone of the 2015 ProBuild acquisition.”

Peter Jackson, CFO, added, “We finished the year with a strong fourth quarter, in which we grew our single family customer segment by 4.5 percent, faster than the single family end market. Our fourth quarter Adjusted EBITDA grew by 29 percent, or $28.1 million, to generate full year Adjusted EBITDA of $502 million. We improved our 2018 Adjusted EBITDA margin by 50 basis points and Adjusted net income by more than 50 percent. Our team’s focus on cash and working capital conversion initiatives, generated an impressive $186 million in free cash flow for the full year after funding $101 million in capital investments.”

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Fourth Quarter 2018 Compared to Fourth Quarter 2017:

Net Sales

•

Net sales for the fourth quarter ending December 31, 2018 were $1.8 billion, a 2.1 percent increase compared to a year ago. The Company had one additional sales day in the fourth quarter of 2018 compared to the fourth quarter of 2017. Estimated sales unit volume per day grew at 3.3 percent in the quarter, partially offset by approximately 2.8 percent from the impact of commodity deflation, which resulted in sales per day growth of 0.5 percent. Estimated sales unit volume per day, excluding commodity inflation, grew approximately 4.5 percent in the single-family homebuilding end market and 1.1 percent in the repair and remodeling/other end market while the multi-family end market declined by 1.8 percent as expected. Additionally, value-added products sales per day grew by 6.8 percent, including 4.7 percent in the windows, doors, and millwork category and 9.1 percent in manufactured products.

Builders FirstSource Reports Fourth Quarter and Full Year 2018 Results (continued)

Gross Margin

•

Gross margin of $492.8 million in the fourth quarter of 2018 increased by $61.6 million, or 14.3 percent, over the prior year. Gross margin percentage was 27.1 percent, an increase of approximately 290 basis points compared to the fourth quarter of 2017 and an increase of 240 basis points over the third quarter of 2018. The margin percentage increase was attributable to the sharp decline in the cost of commodities during the quarter, relative to our short-term customer pricing commitments, combined with continued pricing discipline and growth in value-added products.

•

Rapid commodity inflation or deflation can cause short-term gross margin percentage fluctuations, whereas higher or lower sustained commodity prices will increase or decrease, respectively, the Company’s net sales, gross margin and Adjusted EBITDA dollars.

Selling, General and Administrative Expenses

•

SG&A in the fourth quarter of 2018 was $402.3 million, or 22.2 percent of sales, compared to $366.4 million, or 20.6 percent of sales, in the fourth quarter of 2017. The increase of approximately $35.9 million was mainly due to higher variable costs, including compensation related to the improved performance. As a percentage of sales, SG&A increased by 1.6 percent as fixed cost leverage was offset by increased commissions and incentives related to the high margins achieved in the fourth quarter.

Interest Expense

•

Interest expense in the fourth quarter of 2018 was $23.4 million compared to $89.5 million in the same period last year. Adjusting for the $56.3 million one-time premium paid to redeem notes in the fourth quarter of 2017, interest expense declined by $6.6 million. The year over year reduction is largely a result of a gain on debt extinguishment in the amount of $3.2 million and the opportunistic refinancing transactions the Company executed in 2017, slightly offset by rising interest rates impacting the floating rate instruments. The debt extinguishment executed in the fourth quarter of 2018 consisted of a series of open market purchases of $53.6 million in aggregate principal amount of 2024 notes. In February 2019, an additional $20.4 million in aggregate principal amount of the same notes was repurchased.

Income Tax Expense

•

GAAP income tax expense in the fourth quarter of 2018 was $15.0 million compared to income tax expense of $18.0 million in the fourth quarter of 2017. The effective tax rate for the fourth quarter is approximately 22.4 percent.

Net Income

•

Net income for the fourth quarter of 2018 was $52.0 million, or $0.45 per diluted share, compared to a net loss of ($42.7) million, or ($0.38) per diluted share, for the fourth quarter of 2017 due to the improved operating results in the fourth quarter of 2018 and the one-time premium paid related to the refinancing transactions in the prior year.

•

Adjusted net income was $53.1 million, or $0.46 per diluted share, compared to $46.6 million, or $0.40 per diluted share, in the fourth quarter of 2017. The year over year increase of $6.5 million, or 14.0 percent, was primarily driven by improved operating results and lower interest expense.

Adjusted EBITDA

•

Fourth quarter Adjusted EBITDA grew $28.1 million to $125.0 million compared to $96.9 million in the period a year ago, an increase of 29.0 percent. The year over year improvement was largely driven by the increase in sales, particularly in the value-added product categories, and the Company’s expanded gross margin percentage. As a result, Adjusted EBITDA improved to 6.9 percent of sales in the fourth quarter from 5.4 percent in the same period a year ago.

Builders FirstSource Reports Fourth Quarter and Full Year 2018 Results (continued)

Full Year December 31, 2018 Financial Information:

Net Sales

•

Net sales for the full year 2018 were $7.7 billion, a 9.8 percent increase over the prior year comprised of an estimated sales unit volume growth of 3.2 percent and approximately 6.6 percent of commodity price inflation. Single-family and repair and remodel / other end market sales unit volume growth in 2018 was partially offset by expected declines in the multi-family end markets. Additionally, value-added products grew by 10.5 percent.

Gross margin

•

Gross margin increased for the full year 2018 by $195.5 million to $1,922.9 million. Gross margin percentage increased to 24.9 percent from 24.6 percent in 2017, a 30 basis point increase. The pressure experienced on gross margin percentage during the first half of 2018, due to rising commodity costs relative to our customer pricing commitments, was more than offset by the sharp decline in commodity costs during the second half of the year.

•

Rapid commodity inflation or deflation can cause short-term gross margin percentage fluctuations, whereas higher or lower sustained commodity prices will over time increase or decrease, respectively, the Company’s sales, gross margin and Adjusted EBITDA dollars.

Interest Expense

•

Interest expense was $108.2 million in 2018, a decrease of $85.0 million from 2017. This decrease, which is largely attributable to the capital management strategy executed in both 2018 and 2017, was partially offset by increased interest expense due to increased market interest rates on our floating rate debt instruments. Interest expense for the year ended December 31, 2018 included a $3.2 million gain on debt extinguishment. Excluding the one-time charges of $58.7 million related to the debt transactions executed in 2017, interest expense decreased by $26.3 million.

Net Income

•

Net income for the full year 2018 was $205.2 million, or $1.76 per diluted share, compared to $38.8 million, or $0.34 per diluted share, in 2017, an increase of $1.42 per diluted share driven by improved operating results for the full year 2018 and the one-time costs related to the refinancing transactions in the prior year.

•

Adjusted net income for the full year 2018 was $221.2 million, or $1.90 per diluted share, compared to $147.2 million, or $1.27 per diluted share, for the full year 2017, an increase of $0.63 per diluted share. The year over year increase of $74.0 million, or 50.3 percent, was primarily driven by the Company’s sales growth, improved margin and lower interest expense.

Adjusted EBITDA

•

Adjusted EBITDA for the full year 2018 grew $82.6 million to $501.6 million, or 6.5 percent of sales, compared to $419.0 million, or 6.0 percent of sales, for the prior year. The year over year improvement was attributable to cost leverage and the growth in higher margin value-added products partially offset by an increase in variable costs including sales commissions and incentives related to the profitable growth in 2018.

Builders FirstSource Reports Fourth Quarter and Full Year 2018 Results (continued)

Capital Structure, Leverage, and Liquidity Information:

•

Net debt as of December 31, 2018 declined by $179 million to $1,567 million as compared to the prior year end. The Company decreased its leverage ratio versus December 31, 2017 by 1.1x, to 3.1x net debt / Adjusted EBITDA, achieving a goal announced in 2015 to manage the balance sheet leverage ratio between 2.5x and 3.5x.

•

Due to the substantial conversion of working capital during the fourth quarter, net cash generated in operations and investing was $186.2 million for the full year 2018, achieving the guidance to generate $170 – 190 million for the full year 2018. Cash used in investing activities was $96.6 million in 2018 mainly related to facility improvements to expand the Company’s manufacturing capacity and purchase of rolling stock in support of the Company’s sales growth.

•	Liquidity as of December 31, 2018 was $595.4 million, consisted of net borrowing availability under the revolving credit facility and cash on hand.

•

In February of 2019, the Company’s Board of Directors authorized the repurchase of up to $20 million in common stock. We may repurchase shares primarily to offset dilution associated with the Company’s stock incentive plans and other compensation programs. The repurchase plan may also be used for other transactions or for other corporate purposes, if deemed necessary. The program may be suspended or terminated at any time.

Please refer to the accompanying financial schedules for more information.

Outlook

Concluding, Mr. Crow added, “I am very pleased with the performance our team delivered in 2018 by focusing on exceptional customer service and disciplined execution. As overall market growth moderated, we managed to produce solid growth driven by our differentiated platform in the single family end market, delivered on our long-term strategic priority of deleveraging, and demonstrated the strength of our close customer relationships across our national footprint. I am confident that we will continue to deliver strong results from our strategic initiatives in high margin value-added products and operational excellence programs. I thank our team members who worked relentlessly throughout the year to build a more durable, value-added solutions platform that creates enhanced value for our customers, shareholders and other stakeholders and look forward to 2019 as we continue to build on our success.”

Conference Call

Builders FirstSource will host a conference call Friday, March 1, 2019 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section prior to the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-220-8451 (U.S. and Canada) and 323-794-2588 (international), Conference ID: 3163178. A replay of the call will be available at 1:00 p.m. Central Time through March 1st. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 3163178. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2018 Sales: $7.7 Billion   |  Associates: 15 Thousand  |  Operations in 39 States

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding

Builders FirstSource Reports Fourth Quarter and Full Year 2018 Results (continued)

solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 39 states with approximately 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

# # #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended December 31,
	2018	2017
	(In thousands, except per share amounts)
Sales	$1,815,980	$1,778,939
Cost of sales	1,323,201	1,347,719

Gross margin	492,779	431,220
Selling, general and administrative expenses	402,302	366,419

Income from operations	90,477	64,801
Interest expense, net	23,408	89,471

Income (loss) before income taxes	67,069	(24,670)
Income tax expense	15,048	18,031

Net income (loss)	$52,021	$(42,701)

Comprehensive income (loss)	$52,021	$(42,701)

Net income (loss) per share:
Basic	$0.45	$(0.38)

Diluted	$0.45	$(0.38)

Weighted average common shares:
Basic	114,898	113,239

Diluted	116,375	113,239

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2018	2017	2016
	(In thousands, except per share amounts)
Sales	$7,724,771	$7,034,209	$6,367,284
Cost of sales	5,801,831	5,306,818	4,770,536

Gross margin	1,922,940	1,727,391	1,596,748
Selling, general and administrative expenses	1,553,972	1,442,288	1,360,412

Income from operations	368,968	285,103	236,336
Interest expense, net	108,213	193,174	214,667

Income before income taxes	260,755	91,929	21,669
Income tax expense (benefit)	55,564	53,148	(122,672)

Net income	$205,191	$38,781	$144,341

Comprehensive income	$205,191	$38,781	$144,341

Net income per share:
Basic	$1.79	$0.34	$1.30

Diluted	$1.76	$0.34	$1.27

Weighted average common shares outstanding:
Basic	114,586	112,587	110,754

Diluted	116,554	115,597	113,585

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2018	2017
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$10,127	$57,533
Accounts receivable, less allowances of $13,054 and $11,771 at December 31, 2018 and 2017, respectively	654,170	631,992
Other receivables	68,637	71,232
Inventories, net	596,896	601,547
Other current assets	43,921	33,564

Total current assets	1,373,751	1,395,868
Property, plant and equipment, net	670,075	639,303
Goodwill	740,411	740,411
Intangible assets, net	103,154	132,567
Deferred income taxes	22,766	75,105
Other assets, net	22,152	22,870

Total assets	$2,932,309	$3,006,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	423,168	514,282
Accrued liabilities	292,526	271,597
Current maturities of long-term debt and lease obligations	15,565	12,475

Total current liabilities	731,259	798,354
Long-term debt and lease obligations, net of current maturities, debt discount, and debt issuance costs	1,545,729	1,771,945
Other long-term liabilities	58,983	59,616

Total liabilities	2,335,971	2,629,915
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2018 and 2017	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 115,078 and 113,572 shares issued and outstanding at December 31, 2018 and 2017, respectively	1,151	1,136
Additional paid-in capital	560,221	546,766
Retained earnings (accumulated deficit)	34,966	(171,693)

Total stockholders’ equity	596,338	376,209

Total liabilities and stockholders’ equity	$2,932,309	$3,006,124

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income	$205,191	$38,781	$144,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,906	92,993	109,793
Amortization and write-off of debt issuance costs and debt discount	4,642	6,092	7,502
(Gain) loss on extinguishment of debt	(3,170)	56,657	55,776
Payment of original issue discount	—	—	(1,259)
Deferred income taxes	51,823	49,104	(124,787)
Stock compensation expense	14,420	13,508	10,549
Net (gain) loss on sales of assets and asset impairments	(1,393)	6,965	(336)
Changes in assets and liabilities
Receivables	(9,221)	(75,673)	(44,552)
Inventories	(5,425)	(60,645)	(33,965)
Other current assets	(10,356)	8	(4,873)
Other assets and liabilities	5,637	8,315	(828)
Accounts payable	(89,392)	65,764	36,585
Accrued liabilities	22,168	(23,341)	4,281

Net cash provided by operating activities	282,830	178,528	158,227

Cash flows from investing activities:
Purchases of property, plant and equipment	(101,411)	(62,407)	(42,662)
Proceeds from sale of property, plant and equipment	4,753	2,981	8,305
Cash used for acquisitions, net	—	—	(3,970)

Net cash used in investing activities	(96,658)	(59,426)	(38,327)

Cash flows from financing activities:
Borrowings under revolving credit facility	1,662,000	1,370,000	907,000
Payments under revolving credit facility	(1,833,000)	(1,020,000)	(967,000)
Proceeds from issuance of notes	—	—	750,000
Repayments of long-term debt and other loans	(65,312)	(379,926)	(807,517)
Proceeds from long-term debt and other loans	3,818	—	—
Payments of debt extinguishment costs	(134)	(48,704)	(42,869)
Payments of loan costs	—	(2,799)	(15,663)
Exercise of stock options	3,945	8,055	6,627
Repurchase of common stock	(4,895)	(2,644)	(1,092)

Net cash used in financing activities	(233,578)	(76,018)	(170,514)

Net (decrease) increase in cash and cash equivalents	(47,406)	43,084	(50,614)
Cash and cash equivalents at beginning of period	57,533	14,449	65,063

Cash and cash equivalents at end of period	$10,127	$57,533	$14,449

Supplemental disclosure of non-cash activities

For the years ended December 31, 2018, 2017 and 2016, the Company retired assets subject to other finance obligations of $0.6 million, $14.0 million and $38.1 million and extinguished the related other finance obligations of $0.7 million $11.7 million and $41.2 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $10.2 million, $14.2 million and $8.1 million in the years ended December 31, 2018, 2017 and 2016, respectively. In addition, purchases of property, plant and equipment included in accounts payable were $2.4 million, $3.9 million and $1.8 million for the years ended December 31, 2018, 2017 and 2016, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the SEC on February 28, 2019.

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$52.0	$(42.7)	$205.2	$38.8
Integration related expenses	4.3	4.0	19.2	20.7
Debt issuance and refinancing cost (1)	(3.2)	56.3	(3.2)	58.7
Revaluation of NOL (2)	—	29.0	—	29.0

Adjusted Net Income	53.1	46.6	221.2	147.2

Weighted average diluted common shares (in millions)	116.4	116.5	116.6	115.6
Diluted adjusted net income per share:	$0.46	$0.40	$1.90	$1.27

Reconciling items:
Depreciation and amortization expense	25.2	22.2	97.9	93.0
Interest expense, net	26.6	33.2	111.4	134.5
Income tax (benefit) expense	15.0	(11.0)	55.6	24.1
Stock compensation expense	4.5	3.6	14.4	13.5
(Gain)/loss on sale and asset impairments	(0.9)	1.9	(1.0)	6.3
Other management-identified adjustments (3)	1.5	0.4	2.1	0.4

Adjusted EBITDA	$125.0	$96.9	$501.6	$419.0

Adjusted EBITDA Margin	6.9%	5.4%	6.5%	6.0%

(1)	Gain or loss associated with refinancing long term debt.
(2)	In 2017, the company revalued its NOL tax asset given the tax reform that allows for a lower federal corporate tax rate.
(3)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(in millions except per share amounts)
Net sales	1,816.0	1,778.9	7,724.8	7,034.2
Gross margin	492.8	431.2	1,922.9	1,727.4
Gross margin %	27.1%	24.2%	24.9%	24.6%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	20.3%	18.8%	18.4%	18.6%
Adjusted EBITDA	125.0	96.9	501.6	419.0
Adjusted EBITDA margin %	6.9%	5.4%	6.5%	6.0%
Depreciation and amortization	(25.2)	(22.2)	(97.9)	(93.0)
Interest expense, net of debt issuance cost and refinancing	(26.6)	(33.2)	(111.4)	(134.5)
Income tax expense	(15.0)	11.0	(55.6)	(24.1)
Other adjustments	(5.1)	(5.9)	(15.5)	(20.2)

Adjusted Net Income	$53.1	$46.6	$221.2	$147.2

Basic adjusted net income per share:	$0.46	$0.41	$1.93	$1.31

Diluted adjusted net income per share:	$0.46	$0.40	$1.90	$1.27

Weighted average common shares (in millions)
Basic	114.9	113.2	114.6	112.6
Diluted	116.4	116.5	116.6	115.6

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the SEC on February 28, 2019.
(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q4-18 of $402.3M less $25.2M depreciation and amortization, less $4.3M of integration expenses, less $4.5M of stock comp and $0.6M loss from sales, impairments, and other. GAAP SG&A in FY18 of $1,554.0M less $97.9M depreciation and amortization, less $19.2M of integration expenses, less $14.4M of stock comp and $1.1M loss from sales, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended December 31,				% Change	Twelve months ended December 31,				% Change
	2018		2017			2018		2017
	Net Sales	% of Net Sales	Net Sales	% of Net Sales		Net Sales	% of Net Sales	Net Sales	% of Net Sales
Lumber & Lumber Sheet Goods	$628.4	34.6%	$643.3	36.2%	-2.3%	$2,902.2	37.6%	$2,510.9	35.7%	15.6%
Manufactured Products	341.1	18.8%	307.7	17.3%	10.9%	1,392.0	18.0%	1,208.5	17.2%	15.2%
Windows, Doors & Millwork	365.7	20.1%	343.9	19.3%	6.4%	1,445.9	18.7%	1,360.6	19.4%	6.3%
Gypsum, Roofing & Insulation	127.6	7.0%	129.0	7.2%	-1.0%	528.4	6.9%	538.4	7.6%	-1.8%
Siding, Metal & Concrete Products	169.4	9.3%	157.0	8.8%	8.0%	697.8	9.0%	655.9	9.3%	6.4%
Other	183.7	10.1%	198.1	11.1%	-7.3%	758.5	9.8%	759.9	10.8%	-0.2%

Total adjusted net sales	$1,816.0	100.0%	$1,779.0	100.0%	2.1%	$7,724.8	100.0%	$7,034.2	100.0%	9.8%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended December 31,
	Interest Expense	Net Debt Outstanding
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.2	$696.4
2024 Term Loan @ 5.2% (Floating LIBOR)	6.3	458.3
Revolving Credit Facility @ 3.9% (Floating LIBOR)	3.4	179.0
Amortization of deferred loan costs and debt discount	1.3
Other finance obligations and capital leases	5.3	243.5
Gain on debt extinguishment	(3.2)
Other	0.1
Cash		(10.1)

Total	$23.4	$1,567.0